Exhibit 21.1
SUBSIDIARIES OF EAST WEST BANCORP, INC.
As of December 31, 2019

Subsidiary	Jurisdiction of Incorporation or Organization
East West Bank	California
E-W Services, Inc.	California
East West Bank (China) Limited	China
East-West Investment, Inc.	California
East West VELO Technology Service (Beijing) Limited Company	China
East West Capital Trust V	Delaware
East West Capital Trust VI	Delaware
East West Capital Trust VII	Delaware
East West Capital Trust VIII	Delaware
East West Capital Trust IX	Delaware
MCBI Statutory Trust I	Delaware
East West Insurance Services, Inc.	California
East West Markets, LLC	Texas
East West Investment Management LLC	Delaware